FLOATING CHARGE
by
CODA OCTOPUS PRODUCTS LIMITED
in favour of
THE ROYAL BANK OF SCOTLAND PLC

Stuart Hodge Corporate Lawyers
3 Temple Row West
Birmingham
B2 5NY

TABLE OF CONTENTS

1.	Definitions and Interpretation	1
2.	Covenant to Pay	3
3.	Charging Provision	4
4.	Negative Pledge and Ranking of Charge	4
5.	Continuing Obligations	4
6.	Appointment of Receiver or administrator	6
7.	Security Protection	7
8.	Company to meet expenses of the Subscriber	7
9.	Further Assurance	7
10.	Power of Attorney	7
11.	Power to grant the Charge	7
12.	Demands or Notices	8
13.	Assignation	8
14.	Currency Clauses	8
15.	Miscellaneous	9
16.	Governing Law	9
17.	Consent to Registration	10

FLOATING CHARGE

By

(1)	CODA OCTOPUS PRODUCTS LIMITED (Registered Number SC151068) having its registered office at Anderson House, Breadalbane Street, Edinburgh EH6 5JR ("Company");

in favour of

(2)
THE ROYAL BANK OF SCOTLAND PLC (registered in Scotland with Registered Number 90312) acting through its London offices located at 135 Bishopsgate, London EC2M 3UR ("Subscriber” which expression includes its successors in title, assignees and transferees).

WHEREAS:-

(A)
The Company owes various obligations to the Subscriber under the Deed of Guarantee, and the Subscriber wishes to secure these and any future obligations against all of the Assets of the Company from time to time; and

(B)	The Company has therefore agreed to enter into this Charge in favour of the Subscriber on the following terms and conditions.

Definitions are given in Clause 1.1

NOW IT IS HEREBY AGREED as follows:-

1.	Definitions and Interpretation

1.1	In the interpretation of this Charge:-

“Agreed Form” in relation to any document means the form agreed and for the purposes of identification only initialled by or on behalf of COGI and the Subscriber;

"Assets" means the whole of the undertaking, property, assets, rights and revenue (including uncalled capital) which is or may be from time to time comprised in the property and undertaking of the Company;

“COGI” means Coda Octopus Group, Inc. incorporated in the State of Delaware, whose principal place of business is at 164 West 25th Street, New York, New York 10001;

“Completion” means the carrying out by the parties of their obligations under Clauses 3.1 to 3.3 of the Subscription Agreement;

“Completion Date” means the date hereof;

“Confidentiality Agreement” means the agreement dated on or around the Completion Date between COGI and the Subscriber whereby the Subscriber agrees, inter alia, to keep certain information confidential;

“Debentures” means the two debentures to be granted on the date hereof in favour of the Subscriber, one debenture to be granted by Coda Octopus (UK) Holdings Ltd and the other by Martech Systems (Weymouth) Ltd and “Debenture” shall mean whichever of the Debentures as the context admits;

“Deed of Guarantee” means a deed in the Agreed Form to be entered into at Completion whereby those Subsidiaries which are registered in the United Kingdom agree to guarantee the obligations of COGI under the Transaction Documents;

“Intercreditor Deed” means a deed entered into on or around the Completion Date among COGI, the Subscriber and FGI regulating the priorities of the various charges and security interests held by the Subscriber and FGI;

“Loan Note Instrument” means the loan note instrument executed by COGI on the Completion Date pursuant to which the Notes are constituted;

“Lock-up Agreements” means certain agreements entered into on or around the date hereof between the directors and board members of COGI and the Subscriber undertaking (with certain exceptions) not to sell or transfer or otherwise dispose of any of their shares in COGI;

“Noteholder” means a person for the time being entered in the Register as a holder of any part of the Notes;

“Notes” means USD 12,000,000 Convertible Loan Notes due 21 February 2015 constituted by the Loan Note Instrument, or, as the case may be the Principal Amount Outstanding (as defined in the Loan Note Instrument) represented by them, and each “Note” shall be for a nominal amount of USD 100,000;

“Permitted Encumbrance” means a Floating Charge dated 30th October 2006 and registered with the Registrar of Companies on 17th November 2006 granted by the Company in favour of Faunus Group International, Inc. (“FGI”) a Delaware corporation whose principal place of business is 80 Pine Street, 32nd Floor, New York, New York 10005;

"Receiver" means a receiver or administrative receiver appointed pursuant to this Charge in respect of the Company or over all or any of its Assets;

"Secured Liabilities" means all monies, obligations and liabilities, howsoever arising, now or at any time in the future due, owing or incurred by the Company to the Subscriber under and in terms of the Transaction Documents, direct or indirect, absolute or contingent, including without limitation all interest (as well after as before any demand made or judgment given), fees, charges, expenses, legal fees and accounting fees chargeable to and payable by the Subscriber under or in relation to any such monies, obligations and/or liabilities;

“Security Agreement” means an agreement in the Agreed Form to be entered into at Completion whereby COGI and those of its Subsidiaries incorporated in the United States of America grant a continuing and first security interest in and over the assets of COGI and those of its Subsidiaries incorporated in the United States of America

"Security Interest" means any mortgage, charge, pledge, lien encumbrance, security interest or other security arrangement of any kind;

“Subscription Agreement” means the subscription agreement dated the Completion Date between the Subscriber and COGI;

“Transaction Documents” means the Loan Note Instrument, the Subscription Agreement, this Floating Charge and the floating charge to be granted on the Completion Date by Coda Octopus R & D Ltd, the Debentures, the Lock-up Agreements, the Security Agreement, the Confidentiality Agreement, the Intercreditor Deed and all other documents entered into in connection with any of them.

1.2	The expressions "holding company" and "subsidiary" shall have the meanings given to them in Section 736 of the Companies Act 1985.

1.3	References to this Charge and to any provisions of it shall be construed as references to it in force for the time being and as amended, varied, supplemented, substituted or novated from time to time.

1.4
References to statutes, statutory provisions and other legislation shall include all amendments, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or subordinate legislation under or deriving from the relevant statute or statutory provision.

1.5	Words importing the singular are to include the plural and vice versa.

1.6
A Receiver shall include a reference to joint receivers and any reference to the appointment of a person as receiver shall include a reference to the appointment of two or more persons as joint receivers.

1.7
References to a person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity.

1.8	References to any person are to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect.

1.9	Clause headings are for ease of reference only and are not to affect the interpretation of this Charge.

1.10	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative.

1.11	Any reference to a "fixed security" shall be construed as a reference to a fixed security as defined in Section 486 of the Companies Act 1985.

1.12	Unless the context requires otherwise, or unless otherwise defined in this Charge, words and expressions defined in the Transaction Documents shall have the same meanings when used in this Charge.

2.	Covenant to Pay

2.1	The Company covenants to pay and discharge in full on demand to the Subscriber the Secured Liabilities when they fall due and payable.

2.2
Any amount not paid in accordance with this Charge when due shall (subject to Clause 2.3 below) carry interest at the rate of 2% per annum above the base rate quoted by The Royal Bank of Scotland plc from time to time or at such other rate as may be agreed between the Company and the Subscriber from time to time. In each case, interest shall accrue on a day to day basis until the date of irrevocable and unconditional repayment in full and, if unpaid, shall be compounded on the terms so agreed or (in the absence of such agreed terms) with quarterly rests on 31 March, 30 June, 30 September and 31 December in each year. Interest shall continue to be charged and compounded on this basis after as well as before any demand or judgment.

2.3
Clause 2.2 above shall not apply to the extent that default interest on such amount for such period is charged pursuant to the relevant Transaction Document and itself constitutes part of the Secured Liabilities.

3.	Charging Provision

3.1	The Company grants a floating charge over the Assets to the Subscriber as a continuing security for the payment and discharge of the Secured Liabilities.

3.2	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 (incorporated by Schedule 16 to the Enterprise Act 2002) shall apply to this Charge.

3.3
The security constituted by or pursuant to this Charge shall be in addition to and independent of, and shall not in any way prejudice or be prejudiced by, any other security, right or remedy against any person which the Subscriber may at any time hold for the satisfaction of the Secured Liabilities or any part thereof.

4.	Negative Pledge and Ranking of Charge

4.1
The Company agrees that it shall be prohibited from granting or creating subsequent to the date of this Charge any fixed security or any other floating charge (as defined by the Companies Act 1985) having priority over or ranking pari passu with this Charge, other than in favour of the Subscriber.

4.2
In the event that the Company grants or creates any fixed security or floating charge in breach of the prohibition in Clause 4.1 above, this Charge shall rank in priority to that fixed security or floating charge.

4.3
The Subscriber by acceptance of this Charge hereby acknowledges the existence of the Permitted Encumbrance and that the Permitted Encumbrance has priority over the security of the Subscriber in all respects and the rights and powers of the Subscriber under this Charge shall always be subject to the Permitted Encumbrance for so long as the Permitted Encumbrance remains outstanding.

5.	Continuing Obligations

The Company (subject to the rights of FGI under the Permitted Encumbrance) covenants with and undertakes to the Subscriber as follows:

5.1
in accordance with the terms of the Permitted Encumbrance the Company shall take all steps required by contract and law to satisfy its indebtedness to FGI secured by the Permitted Encumbrance no later than 31 January 2009 and to secure the discharge of the registered charges no later than 28 February 2009.

5.2	to register this Charge with the Registrar of Companies for Scotland no later than 21 days after the date of execution of this Charge.

5.3	upon discharge of the Permitted Encumbrance the Company shall take all steps required under the laws of Scotland to ensure that the Subscriber has a first ranking security interest in the Assets.

5.4	if required by the Subscriber to forthwith deposit with the Subscriber all or any documents, deeds, or other papers whatsoever relating to the Assets as the Subscriber may require.

5.5	to make timely payment of all lawful amounts in respect of the Assets when due including all rents, periodic charges and outgoings of any nature.

5.6
to keep all of the Assets in a good state of repair and in proper and good working order and condition and to permit the Subscriber and such other persons as the Subscriber may from time to time appoint for the purpose to enter and view the state and condition of the Assets on reasonable notice.

5.7
to insure and keep insured all of the Assets which are of an insurable nature against loss or damage by fire and all other usual risks as the Subscriber may require in the full amount of their reinstatement value in such name and in such offices as the Subscriber shall approve in terms not permitting the insurers to cancel the policy of insurance without giving at least 14 days’ notice to the Company and to pay when due all premiums and any other charges necessary for effecting and maintaining such insurance and, if requested by the Subscriber, to have the interest of the Subscriber noted on any policy or policies and if required to deliver to the Subscriber such policy or policies and the receipt for every premium payable in respect of such policy or policies.

5.8
to hold all monies received on any insurance whatsoever in respect of loss, damage or destruction of the Assets whether under the covenant in paragraph 5.7 or otherwise on trust for the Subscriber to be applied in making good the loss or damage in respect of which the monies are received or in or towards discharge of the sums for the time being owing to the Subscriber under this Charge as the Subscriber may in its absolute discretion require.

5.9
not without the previous written consent of the Subscriber to create or attempt to create any mortgage, pledge, fixed or floating charge or other encumbrance or security interest on or over any of the Assets.

5.10
except for the Permitted Encumbrance, not to take or omit to take any action that might or would have the result of materially impairing the security interests created by this Charge. The Company will not grant to any person other than the Subscriber and the Noteholders any interest whatsoever in the Assets.

5.11
to inform the Subscriber immediately on becoming bound to complete the purchase of any estate or interest in any heritable or leasehold property after the date of this floating charge and to deposit with the Subscriber the deeds and documents of title relating to such property.

5.12
to execute at any time upon request over all or any of the property referred to in paragraph 5.11 and which is capable of being so charged, a standard security in favour of the Subscriber in such form as the Subscriber shall require.

5.13
to execute and do all such assurances and things including (without prejudice to the generality of the foregoing) charges and assignations as the Subscriber may require for perfecting the security constituted by this Charge and for facilitating the realisation of the Assets and for exercising all powers, authorities and discretions conferred by this Charge upon the Subscriber or any receiver appointed by the Subscriber and to give notice of any such assurance or other thing to any person the Subscriber may require.

5.14	to comply with any and all covenants and undertakings which the Company has entered into in the other Transaction Documents.

6.	Appointment of Receiver or administrator

6.1
All monies secured by this Charge shall be immediately payable on demand by the Subscriber in accordance with the provisions of the Loan Note Instrument and the other Transaction Documents and failing payment immediately of any monies so demanded this security shall become immediately enforceable and the Subscriber shall be entitled to appoint in writing a Receiver of all or any of the Assets and/or an Administrator of the Company (in each case in accordance with and to the extent permitted by applicable laws) either immediately or at any time thereafter. In addition, all monies secured by this Charge shall also become payable without any demand and this security will become immediately enforceable in the same manner as if demanded either immediately or at any time after:

6.1.1	if the Company shall request that the Subscriber shall appoint a Receiver or an administrator; or

6.1.2	if there is an Event of Default (as detailed in Condition 9.1 of the Loan Note Instrument) which has not been remedied as provided for in Condition 9.2 of the Loan Note Instrument; or

6.1.3
if the Company fails to observe or commits any breach of any of the covenants undertakings conditions or provisions of this Charge provided always that (save for a breach of Paragraphs 5.1 or 5.2 of this Charge or a breach of Condition 9.1 (e) of the Loan Note Instrument) before this security becomes enforceable the Company shall have a period of 30 days (or such longer period as is reasonable in the circumstances and which is agreed between the Company and the Subscriber, both parties acting reasonably) from the earlier of (i) the date the Company becomes aware, or ought reasonably to be aware, of the failure to observe or commission of the breach and (ii) the date the Company is given notice by either the Subscriber or a majority (by value) of the Noteholders in which to remedy any failure to observe or breach. If the Company remedies the failure to observe or breach in accordance with this Paragraph 6.1.3 then this security shall not become immediately enforceable as a result of the failure to observe or breach which has been remedied;

6.1.4	if an order is made for the winding up of the Company by the court or if an effective resolution is passed for the members’ or creditors’ voluntary winding up of the Company; or

6.1.5	if a petition is presented for an administration order to be made in relation to the Company pursuant to the Insolvency Act 1986; or

6.1.6	if a receiver is appointed to all or any part of the property and assets of the Company.

6.2	After this Charge shall have become enforceable the Subscriber may in its absolute discretion enforce all or any part of the security constituted hereby in such manner as it sees fit.

7.	Security Protection

This security shall be a continuing security notwithstanding any settlement of account or other matter whatsoever and is in addition to and shall not merge with or otherwise prejudice any contractual or other right or remedy or any other security now or hereafter held by or available to the Subscriber and shall not be in any way prejudiced or affected thereby or by the Subscriber now or hereafter dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any of the same or any rights which they may now or hereafter have or giving time for payment or indulgence or compounding with any other person liable.

8.	Company to meet expenses of the Subscriber

The Company shall pay (on a full indemnity basis) all liabilities, costs, charges and expenses (including any taxes levied or assessed) incurred or to be incurred by the Subscriber in the creation, registration, perfection, enforcement, discharge and assignation of this Charge, which costs, charges and expenses shall form part of the Secured Liabilities.

9.	Further Assurance

The Company shall whenever requested by the Subscriber execute and sign all such deeds and documents and do all such things as the Subscriber may require at the Company's cost over any property or assets specified by the Subscriber for the purpose of perfecting or more effectively providing security to the Subscriber for the payment and discharge of the Secured Liabilities.

10.	Power of Attorney

The Company irrevocably appoints the Subscriber (whether or not a Receiver has been appointed) and also (as a separate appointment) the Receiver severally as the attorney and attorneys of the Company, for the Company and in its name and on its behalf and as its act and deed or otherwise to execute and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which may be required of the Company under this Charge or may be deemed proper for any of its purposes.

11.	Power to grant the Charge

11.1	The Company represents and warrants to the Subscriber that:-

11.1.1	it is duly incorporated and validly existing in the United Kingdom and has full authority to enter into this Charge and to perform its obligations hereunder;

11.1.2	this Charge constitutes its legal, valid and binding obligation and is an effective security over the Assets;

11.1.3
that neither the execution of this Charge nor the creation of any security under or pursuant to it contravenes or will contravene the provisions of the memorandum or articles of association of the Company or any equivalent constitutional documents governing the Company;

11.1.4	the Company is the sole legal and beneficial owner of the Assets subject to the Permitted Encumbrance or any other security interests disclosed in the Disclosure Letter;

11.1.5	the Company has not stopped payment on any debts and is not insolvent or unable to pay its debts for the purpose of Section 123 of the Act;

11.1.6	all approvals required to be obtained whether under the provisions of the Companies Act 1985 or any other enactment have been duly obtained and that it is in a position to enter into this Charge.

11.1.7

11.2
The Company agrees and undertakes to indemnify the Subscriber on a full indemnity basis from and against all and any liabilities arising as a result of any breach of the warranties set out in Paragraph 11.1.

12.	Demands or Notices

12.1
A demand for payment or any other demand or notice under this Charge shall either be delivered personally or sent by first class recorded delivery post, tested telex or facsimile transmission. The address of the service of each party shall be the address stated in this Charge or such other address as it shall have from time to time notified to the other party. A notice shall be deemed to have been served as follows:-

12.1.1	if personally delivered, at the date of delivery;

12.1.2	if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authority; and

12.1.3	if sent by facsimile transmission, at the time of transmission.

12.2
A certificate by any manager or officer of the Subscriber as to the amount of the Secured Liabilities or any part of them shall in the absence of manifest error, be conclusive and binding on the Company.

13.	Assignation

13.1
The Subscriber may assign and transfer the benefit of this Charge to any person acting for the benefit of the Noteholders and all references in this Charge to the Subscriber shall be deemed to include its assignees and other successors.

13.2	The Company shall not be entitled to assign or transfer all or any of its rights in respect of this Charge to any person without the prior written consent of the Subscriber.

14.	Currency Clauses

14.1
All monies received or held by the Subscriber, a Receiver or an administrator under this Charge may from time to time after demand has been made by the Subscriber be converted into such other currency as the Subscriber considers necessary or desirable to cover the obligations and liabilities actual or contingent of the Company in that other currency at the then prevailing spot rate of exchange obtainable by the Subscriber (as conclusively determined by the Subscriber) for purchasing that other currency with the existing currency.

14.2
If and to the extent that the Company fails to pay the amount due on demand the Subscriber may in its absolute discretion without notice to the Company purchase at any time thereafter so much of any currency as the Subscriber considers necessary or desirable to cover the obligations and liabilities of the Company in such currency hereby secured at the then prevailing spot rate of exchange obtainable by the Subscriber (as conclusively determined by the Subscriber) for purchasing such currency with sterling and the Company hereby agrees to indemnify the Subscriber against the full sterling cost incurred by the Subscriber for such purchase.

14.3
No payment to the Subscriber (whether under any judgement or court order or otherwise) shall discharge the obligation or liability of the Company in respect of which it was made unless and until the Subscriber shall have received payment in full in the currency in which such obligation or liability was incurred and to the extent that the amount of any such payment shall on actual conversion into such currency falls short of such obligation or liability actual or contingent expressed in that currency the Subscriber shall have a further separate cause of action against the Company and shall be entitled to enforce the charges hereby created to recover the amount of the shortfall.

15.	Miscellaneous

15.1
All the provisions of this Charge are severable and distinct from one another and if at any time one or more of such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

15.2
No payment to the Subscriber (whether under any judgment or order of any Court or otherwise) shall discharge the obligation or liability of the Company in respect of which it was made unless and until the Subscriber shall have received payment in full and to the extent that the amount of any such payment shall fall short of such obligation or liability the Subscriber shall have a further separate cause of action against the Company and shall be entitled to enforce the charges hereby created to recover such sum as shall pay the amount of the shortfall.

15.3
No failure or delay by the Subscriber in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy as though no waiver had been made and no relaxation or indulgence granted.

15.4
Any change in the constitution of the Subscriber or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person shall not in any way prejudice or affect its rights hereunder.

16.	Governing Law

This Charge shall be governed by and construed in accordance with the law of Scotland and the parties hereby prorogate the non-exclusive jurisdiction of the Scottish Courts.

17.	17. Consent to Registration

The Company consents to the registration of this Charge and of the certificate referred to in Clause 12 above for preservation and execution: IN WITNESS WHEREOF this Charge consisting of this and the 10 preceding pages are executed as follows:-

SUBSCRIBED for and on behalf of the said
CODA OCTOPUS PRODUCTS LIMITED

at       ......................................

on      ......................................

by
.................................................Director Jason Lee Reid	...........................................Director (Signature)

.................................................Director/ Jody Frank Secretary	............................................Director/ (Signature) Secretary